Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

[●]

[●], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify the following:

A. The Corporation was incorporated under the name “Outdoor Products Spinco Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 16, 2022 (the “Original Certificate of Incorporation”). [The name of the Corporation was changed to [●] by amendment to the Original Certificate of Incorporation on [●].]

B. This Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”), which both amends and restates the provisions of the Corporation’s Original Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation and approved by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

C. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

SECTION 1.01. Name. The name of the Corporation is [●].

ARTICLE II

SECTION 2.01. Registered Office. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

SECTION 3.01. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.01. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 550,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (b) 50,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Preferred Stock or Common Stock voting separately as a class shall be required therefor.

SECTION 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions and by filing a certificate pursuant to applicable law, and subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03. Voting Rights. (a) Except as otherwise required by law or this Certificate, each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by law or this Certificate, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to this Article IV (including any Certificate of Designation relating to such series).

ARTICLE V

SECTION 5.01. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board.

SECTION 5.02. Elections. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, effective upon the distribution by Vista Outdoor Inc. (“Vista Outdoor”) of all of the outstanding shares of the Corporation’s common stock to the holders of Vista Outdoor common stock (the date of such distribution, the “Distribution Date”), pursuant to an effective registration statement filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the directors of the Corporation shall be divided into three classes, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board to each such class shall be made by the Board. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Distribution Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Distribution Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Distribution Date. At the first annual meeting of stockholders following the Distribution Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified; at the second annual meeting of stockholders following the Distribution Date, each of the successors elected to replace the directors of the Class whose term shall have expired at such annual meeting shall be elected to hold office until the second annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified; and at the third annual meeting of stockholders following the Distribution Date, each of the successors elected to replace the directors of the Class whose term shall have expired at such annual meeting shall be elected to hold office until the annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Commencing with the fourth annual meeting of stockholders following the Distribution Date and at all subsequent annual meetings of stockholders, the Board will no longer be classified under Section 141(d) of the DGCL and all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders.

SECTION 5.03. Filling of Newly Created Directorships and Vacancies. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, newly created directorships resulting from any increase in the number of directors and vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office or, if there is only one remaining director in office, then by such sole remaining director, even though less than a quorum of the Board. Any director elected in accordance with the process described in the immediately preceding sentence prior to the fourth annual meeting of stockholders following the Distribution Date shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and to which he or she was appointed and thereafter until such director’s successor shall have been duly elected and qualified. Any director elected in accordance with the process described in the first sentence of this Section 5.03 from and including the fourth annual meeting of stockholders following the Distribution Date shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until such director’s successor shall have been duly elected and qualified.

SECTION 5.04. Removal. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, following the Distribution Date, a director may be removed from office by the stockholders of the Corporation (i) until the fourth annual meeting of stockholders following the Distribution Date, only for cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (ii) from and including the fourth annual meeting of stockholders following the Distribution Date, with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

SECTION 5.05. Advance Notice. Advance notice of stockholder nominations of the directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VI

SECTION 6.01. Bylaws. In furtherance of the powers conferred upon it by law, the Board is expressly authorized to adopt, repeal, alter or amend the bylaws of the Corporation by the affirmative vote of a majority of the total number of authorized directors, whether or not there exist any vacancies on the Board.

ARTICLE VII

SECTION 7.01. Limitation on Director and Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. To the fullest extent permitted by law, for purposes of this Section 7.01, “fiduciary duty as a director or officer” shall include, without limitation, any fiduciary duty arising from serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, organization, employee benefit plan or other legal entity or enterprise.

SECTION 7.02. Indemnification of Directors and Officers. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

SECTION 7.03. Limitation on Effect of Amendment or Repeal. No amendment to or repeal of any Section of this Article VII, nor the adoption of any provision of this Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

SECTION 8.01. Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and may not be effected by written consent in lieu of a meeting.

SECTION 8.02. Special Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock with respect to special meetings of the holders thereof, special meetings of the stockholders of the Corporation may be called only by the Board, the Chairman of the Board, the Chief Executive Officer or (in the absence of the Chief Executive Officer) the president. Special meetings of the stockholders of the Corporation may not be called by the stockholders.

ARTICLE IX

SECTION 9.01. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate or the bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in the case of clauses (i) through (iv), for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), any claim that is subject to the exclusive jurisdiction of a court or forum other than the Court of Chancery, or any claim for which the Court of Chancery does not have subject matter jurisdiction, and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 9.01 shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

SECTION 10.01. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

IN WITNESS WHEREOF, I, [●], a duly authorized officer of [●], have executed this Certificate as of the [●] day of [●], [●].

Name: [●]
Title: [●]

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